Exhibit 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 29, 2002

Dear Sir or Madam:

We have read the second, third and fourth paragraphs of Item 4 included in the Form 8-K dated May 29, 2002, of Katy Industries, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/ Arthur Andersen LLP

cc: Amir Rosenthal, Chief Financial Officer
Katy Industries, Inc.